Exhibit 10.24.2

September 12, 2006

Mr. Jouko Karvinen, Chairman of the Board of Directors
Mr. John Underwood, Chairman of the Compensation Committee
Mr. Frank Lavelle, President
MedQuist Inc.
1000 Bishops Gate Blvd., Suite 300
Mt. Laurel,  NJ 08054-4632

Gentlemen:

In response to various discussions, Nightingale & Associates, LLC (“Nightingale”) has been asked to submit this proposed Amendment to our Engagement Letter with MedQuist Inc. (“MedQuist” or the “Company”) dated July 29, 2004 as amended on December 16, 2004 (collectively, the “Amended Engagement Letter”).  This Amendment (i) provides revisions to the cost structure and term associated with the continued retention of Mr. Howard Hoffmann as the Company’s Interim Chief Executive Officer.  All other terms and conditions for the retention of Nightingale, as detailed in the Amended Engagement Letter, including but not limited to the Release and Indemnification agreement, will remain in force and effect.  It is our understanding that Howard Hoffmann, on behalf of Nightingale, will continue to be engaged by MedQuist as the Company’s Interim Chief Executive Officer and will continue to report to the Company’s Board of Directors.

I.                                         SCOPE OF WORK:

Effective as of July 1, 2006 Nightingale will extend the term of Howard Hoffmann’s role as MedQuist’s Interim Chief Executive Officer until December 31, 2006.  Following termination of Mr. Hoffmann’s role as Interim Chief Executive Officer, Mr. Hoffmann and MedQuist agree that Mr.  Hoffmann, on a consultancy basis, shall be available to MedQuist one day a week, based on a ten-hour workday, for the period January 1, 2007 to through the week ending Friday, March 16, 2007.  Following March 16, 2007, Mr. Hoffmann will endeavor to make himself available for ongoing consultancy work on an as needed basis, subject to negotiation of a mutually agreeable Scope of Work.  It should be noted that Mr.  Hoffmann expects to be working on other engagements upon his departure as the full time Interim Chief Executive Officer of MedQuist, and thus his availability cannot be guaranteed (i) for more than one day a week for the period from January 1, 2007 through March 16, 2007, and (ii) following March 16, 2007.

II.                                     FEE STRUCTURE:

Fixed Monthly Fee:

Effective as of July 1, 2006, Nightingale’s fees for Mr.  Hoffmann’s role as Interim Chief Executive Officer will be a fixed rate of $120,000 per month payable in arrears.  If Mr. Hoffmann’s role is terminated during the course of a month, Nightingale’s fees for the final month will be prorated based on the actual number of calendar days elapsed during the month up to and including Mr. Hoffmann’s final day of work.  Mr. Hoffmann’s fees for consultancy services following his departure as the Interim Chief Executive Officer of MedQuist will be billed at his current hourly rate of $525/hour.

Discretionary Bonus:

Nightingale may be entitled to an additional discretionary bonus payment of up to $240,000, which will be paid no later than March 16, 2007 (the “2006 Discretionary Bonus”) in connection with Mr. Hoffmann’s service in 2006 as Interim Chief Executive Officer.  The amount, if any, of the 2006 Discretionary Bonus that Nightingale is to receive will be decided upon by a special committee of the Board of Directors of MedQuist (the “Committee”), made up of the Chairman of the Board, the Chairman of the Compensation Committee and the Chairman of the Audit Committee.  It is understood by the parties that the determination of whether to pay all or a portion of the 2006 Discretionary Bonus shall be at the sole discretion of the Committee and is not a function of the attainment of any particular objectives.  The Committee will inform Nightingale of its determination by January 31, 2007.  If the Committee’s decision is that Nightingale will be paid all or a portion of the 2006 Discretionary Bonus, said bonus will be paid by wire transfer no later than March 16, 2007; which is the date the filing of the Company’s Form 10-K for the year ended December 31, 2006 is due.

Performance Bonus:

If the Company has become current in its Forms 10-Q and Forms 10-K filing requirements with the Securities Exchange Commission (“SEC”) by a mutually agreed upon date with the Company’s Board of Directors, Nightingale will be entitled to a bonus payment of $240,000 (the “SEC Filing Performance Bonus”).  If earned, the SEC Filing Performance Bonus will be paid by wire transfer within ten (10) days of the date on which the Company becomes current in its Forms 10-Q and Forms 10-K filing requirements.

Availability Guaranty Fee:

By December 29, 2006, MedQuist will pay a non-refundable fee to Nightingale in the amount of $57,750 (the “Availability Guaranty Fee”), guaranteeing the availability of Mr. Hoffmann for one day a week, based on a ten-hour workday, during the period from January 1, 2007 to March 16, 2007 (the “Guaranteed Availability Period”).  During the Guaranteed Availability Period, Nightingale will invoice MedQuist in accordance with its normal billing practices for reimbursement of out of pocket expenses as well as for Professional Time Fees generated by Mr. Hoffmann for his services to MedQuist to the extent that such Professional Time Fees exceed the Availability Guaranty Fee and are incurred at the direction of the Company’s Board of Directors.

Additional Nightingale Personnel:

Nightingale will continue to make available the services of Mr. Michael C. Yeager and Ms. Jeanine Cobonpue to perform selected services in connection with the Company’s billing matter related activities.  Mr. Yeager’s professional time fee services have been and will continue to be invoiced to MedQuist at his prevailing hourly rate of $350/hour.  Ms. Cobonpue’s professional time fee services have been and will continue to be invoiced to MedQuist at her prevailing hourly rate of $175/hour.  Should it become necessary to utilize the services of additional Nightingale personnel on the project, it is agreed that Nightingale will invoice professional time fees for such personnel at their prevailing hourly rates.  Nightingale agrees that it will obtain the advance approval of the Board of Directors, which shall be conveyed by the Board of Directors to Frank Lavelle, before adding additional personnel to the project team.

In addition to professional time fees, out-of-pocket expenses are billed at cost, and generally range from 10% to 20% of professional time fees, depending on the amount of travel involved.  Out-of-pocket expenses consist primarily of transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production.

III.                                 ADVANCE DEPOSIT

Nightingale requires an Advance Deposit for all assignments of the type described above.  Given this situation, Nightingale will not require an increase of its existing Advance Deposit of $75,000 that has been paid by the Company.  At the completion of the project and at the direction of the Company, Nightingale will either apply the Advance Deposit to any outstanding invoices or, if there are no unpaid invoices owing to Nightingale, promptly return the Deposit to the Company.

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If this Amendment conforms to your understanding of the terms and conditions of our retention, please have the appropriate party signify agreement by signing and returning the enclosed extra copy of this Amendment

We look forward to continue working with you and the Company.

Sincerely,

/s/ Howard S. Hoffmann
Howard S. Hoffmann,
in the capacity as Principal and
Managing Partner of Nightingale &
Associates, LLC

READ, UNDERSTOOD AND AGREED TO BY:

MedQuist Inc.

By:	/s/ Jouko Karvinen
Jouko Karvinen
Chairman of the Board of Directors of MedQuist Inc.

Date:	September 18, 2006

By:	/s/ John Underwood
John Underwood
Chairman of the Compensation Committee of the Board of Directors of MedQuist Inc.

Date:	September 19, 2006

By:	/s/ Frank W. Lavelle
Frank W. Lavelle, President

Date:	September 25, 2006